Exhibit 10.iii.(bb)

FIRST AMENDMENT TO THE
KEY MANAGER SEVERANCE AGREEMENT

            WHEREAS, IMC Global Inc., a Delaware corporation (the "Company") entered into that certain Key Manager Severance Agreement (the "Agreement") with Robert Qualls (the "Executive") dated October 25, 2002.

            WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects.

            NOW, THEREFORE, in consideration of the agreements and covenants contained in the Agreement, and in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Executive and the Company hereby agree to the amendment of the Agreement as follows:

            1.    The period following item (iii) in Section 5(g) 6 is replaced with "; and" followed by the following language pertaining to change in control severance payments and benefits; effective December 5, 2003:

(iv)     An amount equal to the length in years of the "Employment Term", as expressed in Section 5(c) of this Agreement, multiplied by the amount of "Retirement Contributions", the calculation of which is provided in Article 5.1 of the IMC Global Inc. 1998 Supplemental Executive Retirement Plan, except that item (iii) in the formula contained therein, pertaining to a reduction in the "Retirement Contributions" for amounts contributed under the Qualified Plan and Restoration Plan, shall be excluded for purposes of the calculation of the lump sum change in control severance payment as described herein, and the participant's base salary and bonus, for purposes of this calculation, shall equal his or her base salary and target bonus at the time of the participant's termination, and the participant's age, for purposes of the calculation hereunder, shall equal his or her age as of the December 31 of the year in which the termination occurs; or

(v)     In the event that an individual is not entitled to participate in the IMC Global Inc. 1998 Supplemental Executive Retirement Plan, that individual shall receive an amount equal to the length in years of the "Employment Term", as expressed in Section 5(c) of this Agreement, multiplied by the "Profit Sharing Contributions", the calculation of which is provided in Article 5.1(b) of the Qualified Plan, except that the "Base Contribution Percentage" used in the calculation of the amount payable hereunder shall equal the average of the applicable range listed in Article 5.1(b) of the Qualified Plan, and the age used to calculate that "Base Contribution Percentage" shall equal the participant's age on the December 31 of the year in which the participant's termination occurs, and the "Participant's Compensation" and "Excess Compensation", as used to determine the payment hereunder, shall equal his or her base salary and target bonus at the time of the participant's termination.

            IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Key Manager Severance Agreement this 15th day of December, 2003.

For the Company:
_____________________________________________
Executive:
_____________________________________________ Robert Qualls

Return to IMC Global Inc. Form 10-K